Exhibit 10.1

PARTICIPATION AGREEMENT

between

APACHE CORPORATION

and

RIDGEWOOD ENERGY
CORPORATION

SOUTH TIMBALIER BLOCK 287

OCS-G 24987

GULF OF MEXICO

PARTICIPATION AGREEMENT
SOUTH TIMBALIER BLOCK 287
OCS-G 24987
GULF OF MEXICO

This Participation Agreement (“Agreement”) is made and entered into effective as of the 15th day of November, 2007, (the “Effective Date”), by and between Apache Corporation (“Apache”) and Ridgewood Energy Corporation (“Ridgewood”), sometimes hereinafter referred to collectively as the “Parties” and individually as “Party”.

WITNESSETH:

WHEREAS, the Parties have entered into that certain letter agreement dated October 5, 2007, that provides, among other things, for the execution of this Agreement and Ridgewood’s participation in the South Timbalier 287, OCS-G 24987 #A-8 Well (“Initial Test Well”); and

WHEREAS, Pursuant to Magnum Hunter Production Inc.‘s (“Magnum Hunter”) election to farm out pursuant to that certain Option Agreement dated August 20, 2007, by and between Apache and Magnum Hunter, Apache has entered into that certain farmout agreement dated November 7, 2007 (“Farmout Agreement”), by and between Apache and Magnum Hunter. Ridgewood ratified and accepted the Farmout Agreement by agreement dated November 15, 2007, thereby providing for Ridgewood’s assumption of all rights, duties, interests, and obligations arising thereunder. Pursuant to the terms and conditions of the Farmout Agreement, the Parties desire to drill the Initial Test Well in an effort to earn an assignment of Magnum Hunter’s interest in the Lease (as defined below in Article 1);

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1
Definitions

Affiliate means a legal entity that Controls, or is Controlled by, or that is Controlled by an entity that Controls, a Party.

Authorization for Expenditure (AFE) means an authorization to expend funds that estimates costs to be incurred for an operation pursuant to the Operating Agreement, defined below.

Casing Point means that point in time after the contract depth has been reached in drilling the Initial Test Well, as hereinafter defined, said well has been fully evaluated by the running of such logs and conducting such other open-hole evaluation as Apache recommends together with such other evaluations as the Parties hereto may deem appropriate, and after the results of said logs and open-hole evaluation are known and delivered to the Parties hereto, and a decision is made to attempt to complete or deepen the Initial Test Well or to plug and abandon the well. However, should the decision be to plug and abandon the well, it shall be deemed not to have reached Casing Point until all operations are complete with respect to the plugging and abandoning of the Initial Test Well.

Control means the ownership directly or indirectly of fifty percent (50%) or more of the voting rights in a legal entity. Controls, Controlled by, and other derivatives shall be construed accordingly.

Ground Floor Interest has the meaning ascribed to it in Article 2.2.

Gulf Coast Conditions has the meaning ascribed to it in Article 5.6.

Effective Date has the meaning ascribed to it in the preamble.

Evaluation Datameans geological or geophysical data and other data and information relating to a Prospect including, without limitation, all relevant geological and geophysical interpretations and information, including reports, interpretations, models, maps, and all specialty processing and analysis of seismic data, and may also include commercial, contractual, and financial information.

Farmout Agreement has the meaning ascribed to it in the preamble.

Force Majeure means an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood, or other act of nature, explosion, governmental action or restraint, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, that is not reasonably within the control of the Party claiming suspension. It is, however, expressly agreed that promptness of performance is of the essence under this Agreement and that every reasonable effort will be made by the Parties to avoid delay or suspension of any work or acts to be performed under this Agreement. The requirement that the Force Majeure be remedied with all reasonable dispatch shall not require a Party to settle strikes or other labor difficulties.

Initial Test Well is set out in the Preamble as the South Timbalier 287, OCS-G 24987 #A-8 Well.

Lease means OCS-G 24987 dated effective May 1, 2003, between the United States of America, as Lessor, Farmor, as Leasee, covering all of Block 287, South Timbalier Area, South Addition, OCS Leasing Map, Louisiana Map No, 6A, containing 5,000 acres, more or less.

Net Revenue Interest means the Working Interest, less Lessor’s royalty interest and other applicable burdens (including Farmor’s retained ORRI as set forth in the Farmout Agreement), proportionately reduced.

Operating Agreement has the meaning ascribed to it in Article 3.

Objective Depth has the meaning ascribed to it in Article 4.1.

Production Handling Agreement has the meaning ascribed to it in Article 2.7.

Prospect means, in general, a geologic structural, stratigraphic trap, or combination thereof that is believed to have the potential for accumulations of Hydrocarbons in commercial quantities. Further, the Prospect means, specifically as it relates to this Agreement, the South Timbalier 287 Prospect presented to Ridgewood on August 24, 2007, which encompasses South Timbalier Block 287, the Southeast Quarter (SE/4) of South Timbalier Block 288, portions of South Timbalier Block 308, and Ewing Bank Block 785.

Prospect Area means the geographic area encompassing the Prospect.

Promoted Interest has the meaning ascribed to it in Article 2.2.

Substitute Well has the meaning ascribed to it in Article 5.6.

Working Interest means the undivided interest of a Party, expressed as a percentage of the total interests of all Parties, in the rights and obligations derived from this Agreement and also means the undivided interest of a Party, expressed as a percentage of the total interests of all Parties, in the rights and obligations in and to a Lease.

ARTICLE 2
Assignment and Assumption of Rights

2.1    In exchange for the consideration stated herein, Apache hereby agrees to assign and transfer to Ridgewood, concurrent with the execution of this Agreement, and Ridgewood hereby agrees to accept, an assignment of twenty-five percent (25%) of Apache’s one hundred percent (100%) Working Interest rights in the Lease (those right granted pursuant to the Farmout Agreement), together with a corresponding Net Revenue Interest associated with each Party’s respective Working Interest.

2.2    Working Interests for the Initial Test Well, or any Substitute Well to that point in time when Casing Point has been reached in such well or to such point in time that one hundred ten percent (110%) of the costs associated with drilling AFE to Casing Point have been expended, whichever is the earlier (“Promoted Interest”), shall be:

Apache:	60%
Ridgewood:	40%
Total:	100%

Working Interests for the Initial Test Well, or any Substitute Well , after that point in time when Casing Point has been reached in such well or to such point in time that costs in such well have exceeded one hundred ten percent (110%) of the drilling AFE to Casing Point, whichever is the earlier (“Ground Floor Interest”):

Apache:	75%
Ridgewood:	25%
Total	100%

2.3    Working Interests for the mobilization and demobilization of the rig used to drill the Initial Test Well shall be:

Apache:	60%
Ridgewood:	40%
Total:	100%

2.4    For the purposes of Article 2, Apache shall provide Ridgewood a final AFE for the estimated cost of drilling of the Initial Test Well (inclusive of the estimated cost to plug and abandon such well in the event that is unsuccessful), at least thirty (30) days prior to the actual spud of the Initial Test Well. Additionally, Apache shall provide an AFE for the estimated costs of mobilization and demobilization of the rig that will be utilized to drill the Initial Test Well within fifteen (15) days of contracting the rig. In the event that the drilling AFE exceeds twenty-eight million dollars ($28,000,000), the Promoted Interest of Ridgewood would revert to a Ground Floor Interest once one hundred ten percent (110%) of the twenty-eight million dollars ($28,000,000) is expended. As to the mobilization and demobilization of the rig used to drill the Initial Test Well, the interest of the Parties will be as provided in Article 2.3 above, until such time as costs for the mobilization and demobilization exceed eight million dollars ($8,000,000), at which time the interest will revert to the Ground Floor Interest.

2.5    Apache shall have the option to cash call, and Ridgewood would have the obligation to pay within fifteen (15) days of receipt of Apache’s cash call, one hundred percent (100%) of Ridgewood’s share of the cost and expense associated with the drilling AFE; however, in no such event shall Apache cash call Ridgewood prior to the date Apache has entered into a drilling contract for the drilling of the Initial Test Well. However, should Apache cash call Ridgewood for any portion of Ridgewood’s share of the drilling AFE on having entered into a drilling contract, and if Apache fails to spud the Initial Test Well within three (3) months of said cash call, then Apache shall owe and pay to Ridgewood interest on the cash call amount. The interest-only payment shall be due and payable to Ridgewood within fifteen (15) days after the expiration date of said three (3) month period provided for above. Interest will continue to accumulate and be due and payable thereafter for every additional three (3) month period the Initial Test Well remains undrilled. The interest rate shall be equal to that rate provided for in Article 1 Section 3 of the COPAS attached to the Operating Agreement.

2.6    Within ten (10) days of notification by Apache that a platform rig has been offloaded onto Apache’s South Timbalier 308 A Platform, Ridgewood shall pay to Apache a one-time slot fee of five hundred thousand dollars ($500,000) proportionately reduced to Ridgewood’s Ground Floor Interest, that being a net sum of one hundred twenty-five thousand dollars ($125,000).

2.7    Ridgewood and Apache further agree that Ridgewood will not be required to contribute to any capital expenditures associated with the facility for modifications or upgrades thereto, other than those costs directly associated with a new separator for the Initial Test Well and the hook-up of the Initial Test Well, but in lieu thereof, will be subject to and charged processing fees, those being of $0.15/mcf for gas, $1.00/bbl for oil and condensate, $1.00/bbl for water, $0.075/mcf per stage of compression, and a monthly contract operating fee of $10,000 for the first well and $5,000 for each additional well. Such fees shall be incorporated into a mutually agreed to production handling agreement (“Production Handling Agreement”) . Said Production Handling Agreement will be executed within ten (10) days of the execution of this Agreement.

ARTICLE 3
Operating Agreement

Within ten (10) days of the execution of this Agreement, the Parties shall execute an offshore operating agreement (“Operating Agreement”) which shall name Apache as operator. The Operating Agreement shall be in substantially the same form as that offshore operating agreement entered into by Apache and Ridgewood effective July 24, 2006, which now governs operations on portions of South Pelto Blocks 2 and 9, with such other terms and conditions as the Parties may agree. All operations conducted pursuant to this Agreement shall be governed by the terms and provisions of said Operating Agreement.

ARTICLE 4
Initial Test Well

4.1    The Initial Test Well will be drilled from a surface location on Apache’s South Timbalier 308 A Platform to a bottomhole location on the Lease, pursuant to the well plan attached hereto as Exhibit “A” and to a depth sufficient to test the lowest Catinaster coalitus Sand as seen in the ST 308 #A-3 with top of sand at 20,750’ MD/19,604’ TVD and base at 20,868’ MD/19,720’ TVD (“Objective Depth”).

4.2    Apache will plan to enter into a contract for the platform rig to be utilized for the drilling of the Initial Test Well on or before December 1, 2007. Should Apache fail to contract the platform rig by such date, then at Ridgewood’s sole election, its participation commitment may be terminated immediately with no continuing liability obligation or penalty to either Party. For avoidance of doubt, in the event Apache fails, for any reason to contract the platform rig by December 1, 2007, Ridgewood’s sole remedy against Apache will be to terminate this Agreement and Ridgewood hereby waives any and all claims and damages of every kind whatsoever resulting from Apache’s failure to enter into a drilling contract on or before December 1, 2007.

4.3    Subject to permitting, rig availability, and events of Force Majeure, Apache shall use all commercially reasonable efforts to commence operations on the Initial Test Well within ninety (90) days of the Effective Date hereof.

4.4    In the event operations for the Initial Test Well are not commenced by Apache or another third party within ninety (90) days of the Effective Date hereof other than for reasons attributable to permitting, rig unavailability, or Force Majeure or if Apache is not the operator, then Ridgewood may, within thirty (30) days following such ninety (90) day period, elect to terminate this Agreement immediately with no continuing liability obligation or penalty to either party and Ridgewood hereby waives any and all claims and damages of every kind whatsoever arising out of this Agreement.

4.5    Apache shall provide Ridgewood with copies of all well information from the Initial Test Well as required under the Operating Agreement.

4.6    In the event the Initial Test Well does not reach the Objective Depth because of mechanical difficulties or Gulf Coast Conditions (i.e. rock salt, heaving shale, excessive water flow, depleted sands, excessive pressure, base or other impenetrable matter) that prevent the operator from drilling the Initial Test Well to the Objective Depth, the Parties hereto, pursuant to the Operating Agreement, may cause the drilling of a substitute well (hereinafter “Substitute Well”) on or before ninety (90) days following the plugging and abandonment of the Initial Test Well (or plugging back in the case of a proposed sidetrack). As between the Parties hereto, any Substitute Well shall require the concurrence of one (1) or more of said Parties with at least fifty percent (50%) Working Interest, proportionately reduced, and shall be drilled to target the same objective as the Initial Test Well. If the Parties elect to drill a Substitute Well, then the consideration to be paid in accordance with the Promoted Interest, provided for in Article 2.2 hereof, shall be carried over to the Substitute Well, but the Promoted Interest limitation provided for in Article 2.2 and Article 2.4 shall remain in effect.

ARTICLE 5
Representations and Warranties

5.1    Ridgewood makes the following representations and warranties to Apache as of the Effective Date:

A.

There are no material claims, demands, actions, suits, governmental inquiries, or proceedings pending, or to Ridgewood’s knowledge, threatened, against Ridgewood that would have an adverse effect on the consummation of the transactions contemplated by this Agreement.

B.	Ridgewood has sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to fulfill all its obligations under this Agreement.

C.	Each Party represents and warrants that it is duly qualified with the Minerals Management Service to do business in the Outer Continental Shelf.

D.	Ridgewood has the technical capability, personnel, and resources to fulfill its obligations under this Agreement.

5.2    The Parties make the following representations and warranties to each other as of the Effective Date:

A.	Such Party is duly organized and validly existing under the laws of the state where it is organized;

B.	Such Party has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby; and

C.	This Agreement has been duly executed and delivered by each Party and constitutes a legal, valid, and binding obligation of each Party, enforceable against each Party in accordance with its terms.

5.3    APACHE MAKES NO REPRESENTATION OR WARRANTIES, EXPRESS OR IMPLIED, AS TO THE QUALITY, ACCURACY, AND COMPLETENESS OF THE INFORMATION INCLUDED IN THE PROSPECT PRESENTATION OR ANY OTHER EVALUATION DATA FURNISHED BY APACHE TO RIDGEWOOD, AND RIDGEWOOD EXPRESSLY ACKNOWLEDGES THE INHERENT RISK OF ERROR IN THE ACQUISITION, PROCESSING, AND INTERPRETATION OF GEOLOGICAL AND GEOPHYSICAL DATA. APACHE AND ITS AFFILIATED COMPANIES, THEIR OFFICERS, DIRECTORS, AND EMPLOYEES SHALL HAVE NO LIABILITY WHATSOEVER WITH RESPECT TO THE USE OF OR RELIANCE ON THE EVALUATION DATA BY RIDGEWOOD OR ITS REPRESENTATIVE.

ARTICLE 6
Confidentiality

The Evaluation Data covering the Prospect Area will be subject to the terms and provisions of the Confidentiality Agreement dated August 24, 2007.

ARTICLE 7
Governing Law

        The substantive law of the State of Texas, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement for all purposes, including the resolution of disputes between or among Parties; provided, however, that no law, theory, or public policy shall be given effect which would undermine, diminish, or reduce the effectiveness of the waiver of damages contained within this Agreement, it being the express intent, understanding, and agreement of the Parties that such waiver is to be given the fullest effect, notwithstanding the negligence (whether sole, joint or concurrent), gross negligence, willful misconduct, strict liability or other legal fault of Party.

ARTICLE 8
Notices

Notice by one (1) Party to another under this Agreement shall be in writing and shall be delivered by hand, registered mail, overnight mail, or facsimile to the respective Party at the address or facsimile number shown below, or such other address or facsimile number as a Party may designate by notice to the other Party, and shall be deemed to be delivered only when received by the Party to whom such notice is directed:

APACHE CORPORATION	RIDGEWOOD ENERGY CORPORATION
2000 Post Oak Boulevard, Suite 100	11700 Old Katy Road, Suite 280
Houston, Texas 77056-4400	Houston, Texas 77079
ATTN: Land Manager--Gulf Coast Region	ATTN: Mr. W. Greg Tabor
Facsimile: 713-296-7024	Facsimile: 281-293-7705

ARTICLE 9
Public Announcements

Except as required by applicable law, rule, or stock exchange regulation or a third-party agreement as referenced above, neither Party nor their Affiliates will make any public comment, statement, or communication with respect to the existence of this Agreement or any ongoing negotiations between the Parties without the prior consent of the other Party. If a Party is required by law, rule, or stock exchange requirement to make any such disclosure, it will provide advance written notice to the other Party specifying the content of the proposed disclosure, the reasons such disclosure is required, and the time and place that the disclosure will be made, and shall limit any disclosure only to such information that the disclosing Party reasonable believes on advice of counsel is required to be disclosed. Notwithstanding anything to the contrary above, Ridgewood or its designated subsidiary will not be restricted or precluded from providing certain non-confidential information about the program or a Prospect(s) in any marketing brochure, drilling fund prospectus, or related company Website.

ARTICLE 10
Force Majeure

If a Party is unable, wholly or in part by Force Majeure, to carry out its obligations under this Agreement, other than the obligation to make money payments, that Party shall give the other Party prompt written notice of the Force Majeure with full particulars about it. Thereupon, the obligations of the Party giving the notice, so far as they are affected by the Force Majeure, shall be suspended during, but no longer than, the continuance of the Force Majeure.

ARTICLE 11
Internal Revenue Provision

It is not the purpose or intention of this Agreement to create any partnership, mining partnership, or association, and neither this Agreement nor the operations hereunder shall be construed as creating any such legal relationship; however, for income tax purposes only, the Parties agree that this Agreement shall be governed in accordance with the Operating Agreement.

ARTICLE 12
Term

This Agreement shall remain in effect for so long as the Lease or any portion thereof covering the Prospect Area remains in effect or the Operating Agreement as to the Prospect Area remains in effect, whichever is later; provided, however, that the obligations under the Confidentiality Agreement shall survive termination of this Agreement.

ARTICLE 13
General Provisions

13.1    This Agreement, together with all its exhibits, is intended by the Parties to be a complete and final statement of the agreement of the Parties with respect to the subject matter hereof, and supersedes any prior oral or written statements or agreements.

13.2    Subject to all matters hereof, this Agreement shall be binding on the Parties hereto and their respective successors and assigns.

13.3    In the event of any conflict between the provisions of the main body of this Agreement and any of its exhibits, the provisions of the main body of the Agreement shall prevail. In the event of any conflict between the provisions of this Agreement and the Operating Agreement, the provisions of this Agreement shall prevail, but only to the extent of such conflict.

13.4    Failure by any Party to comply with any of its obligations, agreements, or conditions herein contained may be waived in writing, but not in any other manner, by the Party to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

13.5    None of the rights or liabilities derived from this Agreement is assignable by either Party except with the prior written consent of the other Party, such consent not to be unreasonably withheld, except with respect to assignments to an Affiliate.

13.6    This Agreement shall be binding on, and shall inure to the benefit of, the Parties hereto and their respective permitted successors and assigns. This Agreement shall be a covenant running with the land and shall bind any assignee of a Party’s right, title or interest in this Agreement.

13.7    The captions in this Agreement are for convenience only and shall not be considered part of or affect the construction or interpretation of any provision of this Agreement.

13.8    References herein to the singular include the plural, and vice versa.

13.9    The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association, or trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

13.10   Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting Party shall not be applicable to this Agreement.

13.11   If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

13.12   Notwithstanding anything herein to the contrary, should Ridgewood terminate its participation under this Agreement pursuant to Article 4.2, Article 4.3 or Article 4.4, and if Ridgewood has paid to Apache prior to such termination any slot fee, cash call(s) or AFE amounts, pursuant to the terms of this Agreement, Apache will immediately reimburse to Ridgewood within five (5) business days of receipt of Ridgewood’s notice to terminate, one hundred percent (100%) of all amounts paid to Apache hereunder.

13.12   There shall be no modification of this Agreement except by written consent of all Parties.

IN WITNESS WHEREOF, the Parties entered into this Agreement as of the Effective Date.

APACHE CORPORATION		RIDGEWOOD ENERGY CORPORATION

BY:		BY:

	C.R. Harden		W. Greg Tabor
	Land Manager, Gulf Coast Region		Executive Vice President

RATIFICATION OF
FARMOUT AGREEMENT

        Whereas, Apache Corporation (“Apache”) and Magnum Hunter Production, Inc. (“Magnum Hunter’s) have entered into that certain farmout agreement, dated November 7, 2007, (“Farmout Agreement”) whereby Apache has been granted the right to drill the South Timbalier 287, OCS-G 24987 #A-8 Well (“Initial Test Well”) in an effort to earn an assignment of all of Magnum Hunter’s interest in and to South Timbalier Block 287, OCS-G 24987 (the “Lease”). A copy of the fully executed Farmout Agreement was previously provided to Ridgewood Energy Corporation (“Ridgewood”);

        Whereas, Ridgewood and/or Apache may hereinafter be referred to in this Ratification of Farmout Agreement individually as a “Party” or collectively as the “Parties”;

        Whereas, pursuant to that certain Participation Agreement effective November 15, 2007, by and between Apache and Ridgewood (the “Participation Agreement”), Apache and Ridgewood set forth the terms of participation and the cost sharing in the Initial Test Well to be drilled on the Lease;

        Whereas, Apache and Ridgewood desire to make Ridgewood a party to the Farmout Agreement by the execution of this ratification agreement; and

        Now, therefore, in consideration of the premises and ten dollars ($10.00) and other good and valuable consideration in hand paid by the Parties, the receipt is hereby acknowledged and confessed, Ridgewood does hereby adopt, ratify and confirm said Farmout Agreement and assumes all of the obligations and liabilities contained therein to the extent of its participating interest as determined by the Participating Agreement, subject to and in accordance with all of the terms and conditions set forth in said above described Farmout Agreement.

        Ridgewood’s acceptance and ratification of the Farmout Agreement as provided herein shall in no way modify, amend or otherwise supercede the Participation Agreement and the Parties agree that all covenants and obligations of the Parties as stated in the Participation Agreement shall remain in full force and effect.

        The Parties hereto agree that this instrument shall be binding upon them, their heirs, successors and assigns.

        In witness whereof, this agreement is executed effective as of November 15, 2007.

WITNESSES:	APACHE CORPORATION

By:
C.R. Harden
	Title:	Land Manager – Gulf Coast Region

WITNESSES:	RIDGEWOOD ENERGY CORPORATION

By:
W. Greg Tabor
	Title:	Executive Vice President